Exhibit 1

JOINT FILING AGREEMENT

(as required by Item 7 of Schedule 13D)

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13D with respect to the Common Stock, no par value (“Common Stock”), and American Depositary Shares (each representing 50 shares of Common Stock) of Enel Chile S.A. and any and all amendments thereto and that this Agreement be included as an Exhibit to such filing; provided that no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

Dated: September 1, 2017	ENEL S.p.A.

	By:	/s/ Giulio Fazio
Name: Giulio Fazio
Title: General Counsel

ENEL SOUTH AMERICA S.r.l.

	By:	/s/ Giancarlo Pescini
Name: Giancarlo Pescini
Title: Sole Director